UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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CITI TRENDS, INC. SENDS LETTER TO STOCKHOLDERS REGARDING

UPCOMING ANNUAL MEETING

Highlights Board’s Successful Response to Customers’ Preference Shift from Urban Brands to Unbranded, Fast Fashions

Refutes Macellum’s Multiple, Inconsistent Attempts to Utilize Unsuitable Peer Groups for the Purposes of Distorted Financial Comparisons

Recommends Stockholders Vote on the BLUE Proxy Card “FOR” each of Citi Trends’ Highly Qualified and Experienced Directors

SAVANNAH, GA (May 1, 2017) — Citi Trends, Inc. (“Citi Trends” or the “Company”) (NASDAQ:CTRN) announced today that it has sent a third letter to stockholders in connection with the Company’s Annual Meeting of Stockholders, to be held on May 24, 2017. The Citi Trends Board of Directors unanimously recommends that stockholders vote the BLUE proxy card today FOR each of the Company’s three highly qualified and experienced director nominees: Barbara Levy, Lawrence E. Hyatt and R. Edward Anderson.

The full text of the letter follows:

VOTE FOR ALL OF THE CITI TRENDS DIRECTOR NOMINEES
ON THE BLUE PROXY CARD TODAY

May 1, 2017

Dear Fellow Stockholders:

Your vote at this year’s Annual Meeting of Stockholders on May 24th is critically important. Citi Trends has the right Directors and strategic initiatives in place to drive sustained growth, profitability and value for all stockholders. As such, we urge you to protect the value of your investment by voting today by telephone, online or by signing and dating the enclosed BLUE proxy card “FOR” ALL THREE of Citi Trends’ highly qualified incumbent director nominees: Barbara Levy, Lawrence E. Hyatt, and your Executive Chairman, R. Edward Anderson.

This year’s meeting is particularly significant as Macellum Advisors GP, LLC and certain affiliated entities (collectively, “Macellum”), which began accumulating its position in November 2016 and now owns 3.92% of Citi Trends’ outstanding common stock, has nominated two individuals in opposition to two of the Company’s three incumbent director nominees. Macellum, who has consistently displayed a fundamental lack of understanding regarding our customer, our merchandise offerings and our peers, is seeking to supplant two of your qualified and experienced directors, one of whom serves as your Executive Chairman, with individuals that either have a history of value destruction as a board member of retail companies, or no public director experience whatsoever. We are writing to you today to ensure this lack of sophistication and/or willful false narrative does not influence your vote.

Macellum is led by its Portfolio Manager Jonathan Duskin, an individual whose historic engagements with retail companies has resulted in serious value destruction and is directly at odds with the “retail expert” title with which he has anointed himself.

Considering Mr. Duskin’s poor track record with companies in the retail industry, a number of which filed for BANKRUPTCY during or immediately following his service on the board, it is not surprising that he has put forth a deeply flawed analysis of Citi Trends’ business and repeatedly demonstrated an inaccurate understanding of our peers within the specialty retail sector.

MACELLUM HAS ADVANCED A FALSE, INCOMPLETE NARRATIVE REGARDING CITI TRENDS AND ITS HISTORIC RELATIONSHIP WITH URBAN BRANDS

Over the course of this ill-advised and unnecessary proxy contest that Macellum has launched - the Board made five attempts to settle and agreed to appoint two qualified independent individuals from a list of names provided by Macellum — the firm has erroneously suggested that the Board actively elected to forgo the higher sales and profits made possible by the urban brands popular in the first decade of the 2000s. Macellum claims that somehow, through either poor judgement or mismanagement, Citi Trends deliberately ‘walked away’ from the opportunity afforded by these urban brands.

This is fundamentally not true — Citi Trends did not walk away from urban brands, the customer walked away from urban brands.

Even prior to its successful IPO in 2005, offering current urban fashions at compelling prices has always been at the heart of Citi Trends’ merchandising strategy. This apparel category has always included both brands as well as unbranded, or private label, merchandise. The precise distribution of branded vs unbranded apparel that Citi Trends carries in its stores has always varied over time as customers’ fashion preferences changed.

The period of 2002-2009 witnessed the swift rise of a new branded phenomenon that was unlike anything else to previously occur within the urban fashion space. These brands - including Rocawear, Apple Bottoms, and Baby Phat - were either owned by or heavily associated with successful hip-hop artists and other celebrities, and became immensely popular with Citi Trends’ core base of African-American consumers. The sales of these urban brands, combined with sales of other branded merchandise, surged to represent nearly 50% of our total sales by the end of the 2002-2009 timeframe.

However, in 2010-2011, the retail landscape shifted such that these urban brands lost their fashion relevance with our customers. This sudden decline in demand was rapid and the effect on our sales, gross margins and profitability was significant. It necessitated a significant strategy change to proactively manage out of this declining business, which your Board successfully designed and implemented. Today, many of those same urban brands that were previously immensely popular no longer exist, and to the extent that those brands are still available, they now generate only negligible sales in our stores, as well as broadly across the retail sector. Citi Trends will continue to sell every piece of urban brand apparel that its customers will buy, but the sales declines of the urban brands reflect the drastic shift in customer preference that occurred.

Macellum has also erroneously suggested that as urban brands declined, Citi Trends should have simply shifted to feature other brands. Again, this underlines Macellum’s superficial, poor understanding of our business and our customers. National department store brands, like those sold at TJX and Burlington, are not resonating with our customers. Beginning in 2012 and continuing to the present, we have extensively tested department store brands. Very few sell.  Our customer, particularly our ladies customer, has moved away from brand driven fashion to unbranded, fast fashion. Even though we are primarily in an unbranded cycle, especially for ladies, we still sell brands which work for our customer and for which we have access. Today’s mix of urban fashions at CTRN is about 20% branded and 80% unbranded or private label. Macellum’s views on the fashion preferences of our customers reflects, we believe, a fundamental lack of understanding of our business and target market.

Do not allow Macellum’s ignorance of the history of branded urban apparel and the current tastes of the Company’s core customer destroy the value of your investment. Vote FOR ALL Citi Trends Directors on the BLUE card today.

MACELLUM CONTINUES TO UTILIZE UNSUITABLE PEER GROUPS FOR THE PURPOSES OF DISTORTED FINANCIAL COMPARISONS

Macellum has hand selected TJX, Ross Stores and Burlington to compare with Citi Trends, even though these three companies have more diversified business models, broader geographic coverage and sales figures that are on average 2,400% larger than ours. These off-price retailers are not only significantly bigger (in an industry where scale is critical), but they also offer substantially more merchandise and target a much broader and more diverse customer base that has an average income approximately double that of our customer.

This tremendous disparity in scale is critical when understanding these are not useful comparisons for Citi Trends. The larger size allows for significant leverage advantages, expanded merchandise buyer networks and increased purchasing power. The following table makes clear the stark differences in many important metrics between the retailers. While Citi Trends may compete with these companies for certain customers in a limited number of product categories, this does not make TJX, Ross Stores or Burlington representative peers that are suitable for comparison sake.

The magnitude and diversity of the merchandise offerings and customer demographics at TJX, Ross Stores and Burlington significantly buffered their results from being negatively impacted by the urban brand decline described above to the same degree it did for Citi Trends. TJX previously established an urban division, AJ Wright, which closely resembled Citi Trends in its product mix and customer demographic, but at approximately twice the size. Despite all of the resources of a $33 billion retailer, TJX could not save that division following the implosion of urban brand demand, and AJ Wright was shuttered in December 2010.

In evaluating our performance, Macellum’s conclusion that the Company “has not taken full advantage of the significant opportunities to increase its profitability” is demonstrably false. In addition to making distorted comparisons in an attempt to illustrate its claim, Macellum conveniently omits that seismic shifts in the apparel industry created tremendous obstacles to the Company’s survival.

If the 99% TSR generated by Citi Trends’ since 2012 is characterized by Macellum as a company that “has not taken full advantage of the significant opportunities to increase its profitability”, we are curious as to how they would describe the 2015 bankruptcy at The Wet Seal, where Mr. Duskin had served as a director.

MACELLUM WOULD REPLACE TWO OF YOUR QUALIFIED DIRECTORS WITH INDIVIDUALS WHO WOULD ADD NO INCREMENTAL VALUE TO OUR BOARD

Macellum has launched a proxy fight to replace two of your talented Directors, notwithstanding Citi Trends’ track record of delivering strong results in a very difficult retail environment, our plans to drive future value and the experience and expertise of our Board.

As our turnaround progressed, we have refreshed your Board with new, independent directors. The current Board is comprised of highly qualified individuals with compelling backgrounds in retail merchandising, operations and finance. Macellum’s nominees offer no relevant experience, skills or perspectives — let alone the perspective of a long-term, significant stockholder — that are not already well-represented in the boardroom.

While investors may at times adopt the view that appointing a stockholder nominee to the Board is a “harmless” addition, we do not feel that is the case here. Based on Mr. Duskin’s poor history as a retail company director, it was definitively concluded that his appointment to serve on your Board would represent a disconcerting development for Citi Trends and its stockholders.

Consider the following details of Mr. Duskin’s board experience:

•                  Christopher & Banks: As a current Board member, a seat which he gained following a settlement after a threatened proxy contest in March 2016, Mr. Duskin has overseen a nearly 50% DECLINE in the company’s stock price. During this time, Christopher & Banks has missed EPS and revenue projections on multiple occasions.

•                  The Wet Seal: Mr. Duskin joined the Board in 2006 and served until a substantial majority of stockholders voted in favor of his removal — but not before the company’s stock price DROPPED 76% versus the S&P 600 Retailing Index during Mr. Duskin’s tenure.

•                  Whitehall Jewelers Inc.: Mr. Duskin was added to the board in 2006 and resigned weeks before the company filed for BANKRUPTCY in 2008.

•                  KB Toys: Mr. Duskin was appointed a director in 2005 and served until KB Toys filed for BANKRUPTCY in 2008.

•                  PLVTZ, Inc.: Mr. Duskin joined the board of PLVTZ, Inc., parent company of Levitz Home Furnishings, in 2005 — PLVTZ filed for BANKRUPTCY in 2007.

Your Board believes that Mr. Duskin’s track record of board service for retail companies disqualifies him for service on the Citi Trends Board.

Macellum’s second nominee, Paul Metcalf, has extremely limited public company management experience, no experience within the urban fashion market and, most relevant given the position he seeks, no previous public company board experience.  In addition, despite the fact that the Board already had significant and relevant executive-level merchandising experience with John Lupo and Ed Anderson, it decided as recently as August 2016 to add Barbara Levy to the Board to further strengthen the Board’s merchandising expertise, based on her 40 years of retail merchandising experience, including 14 years in off-price retail apparel.  After considering Mr. Metcalf’s background and qualifications, Citi Trends believes that he would not be additive to the Board.

Consider the credentials and expertise of the two highly qualified directors, Executive Chairman Ed Anderson and Lawrence Hyatt, which Macellum seeks to replace:

•                  Mr. Anderson has in-depth knowledge of Citi Trends and its target customers, attained from his tenure of more than 11 years as CEO and 15 years as a director.  In addition, Mr. Anderson has more than three decades of relevant executive management experience and a distinguished career of leadership in other companies in our industry.

•                  Mr. Hyatt, a former public company CFO, has advised companies in a range of sectors and has particular knowledge of the retail industry from his senior executive roles at Cracker Barrel and Cole National Corporation and service on your Board. Mr. Hyatt currently serves as the chairman of the Audit Committee.

The question then for stockholders is clear: Do the two nominees proposed by Macellum possess significant and relevant experience that would be valuable to the Board, and is that experience superior to the two members of the Board they propose to replace?

We believe that by any objective measure the answer to both questions is a clear and convincing “NO.”

PROTECT THE VALUE OF YOUR INVESTMENT IN CITI TRENDS:

VOTE THE BLUE PROXY CARD TODAY

Your Board is committed to acting in the best interests of all Citi Trends stockholders. The current Board, under the leadership of Executive Chairman Ed Anderson, is well aligned on the current business strategy and believes that it would be detrimental to stockholder value to replace two of your qualified incumbent Directors with Macellum’s candidates.

We believe Citi Trends stockholders can protect the value of their investment by voting today “FOR” ALL of our experienced and highly qualified director nominees on the BLUE proxy card: Barbara Levy, Lawrence E. Hyatt, and R. Edward Anderson.

Your vote is extremely important, no matter how many or how few shares you own. We urge you to vote today by telephone, online or by signing and dating the enclosed BLUE proxy card and returning it in the postage-paid envelope. If you have previously returned a White proxy card you received from Macellum, you have every right to change your vote by using the BLUE proxy card to support the Citi Trends Board. Only your latest dated validly executed proxy card will count. Please do not send back any White proxy cards, even to vote against the Macellum nominees, as doing so may cancel out any votes “FOR” the Citi Trends Board.

If you have any questions or need assistance voting, please call Okapi Partners LLC, our proxy solicitor, at (212) 297-0720 or toll-free at (877) 566-1922.

We are extremely honored to serve on behalf of you, our stockholders. Your Board and management team are committed to acting responsibly and to maximizing the value of your investment. Thank you for your continued support.

Very truly yours,

The Citi Trends Board

About Citi Trends

Citi Trends, Inc. is a value-priced retailer of urban fashion apparel and accessories for the entire family. The Company operates 538 stores located in 31 states. Citi Trends’ website address is www.cititrends.com. CTRN-G

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding our future financial results and position, business policy and plans, objectives of management for future operations and our intentions and ability to pay dividends and complete any share repurchases, are forward-looking statements that are subject to material risks and uncertainties. The words “believe,” “may,” “could,” “plans,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to Citi Trends, are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Actual results or developments may differ materially from those included in the forward-looking statements as a result of various factors which are discussed in Citi Trends filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, growth risks, consumer spending patterns, competition within the industry, competition in our markets, the ability to anticipate and respond to fashion trends and the outcome of our current proxy fight and any other actions of activist stockholders. Any forward-looking statements by the Company with respect to the Company’s intention to declare and pay dividends, repurchase shares pursuant to the share repurchase program, or otherwise, are intended to speak only as of the date such statements are made. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, Citi Trends does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Important Additional Information

Citi Trends, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Citi Trends stockholders in connection with the matters to be considered at Citi Trends’ 2017 Annual Meeting to be held on May 24, 2017. On April 3, 2017, Citi Trends filed a definitive proxy statement (the “Proxy Statement”) with the U.S. Securities and

Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from Citi Trends stockholders. INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING BLUE PROXY CARD WITH RESPECT TO THE 2017 ANNUAL MEETING, AND OTHER DOCUMENTS FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. Detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement and other materials to be filed with the SEC in connection with Citi Trends’ 2017 Annual Meeting. Stockholders may obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Citi Trends with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of our corporate website at www.cititrends.com.

Media Contact:

Phil Denning, ICR

646-277-1258

phil.denning@icrinc.com

Investor Contact:

Bruce Goldfarb, Chuck Garske and Teresa Huang

Okapi Partners

212-297-0720